VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
Company▲	Ticker▲	Event Type▲	Date▲

VOXX
Moderator: Patrick Lavelle
10-10-14/10:00 a.m. ET
Confirmation # 13958036

VOXX

Moderator: Patrick Lavelle
October 10, 2014
10:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the VOXX fiscal 2015 second quarter conference call. At this time, all participants are in a listen-only mode. Later, we'll conduct a question and answer session and instructions will follow at that time.

If anyone should require assistance during the conference, please press star then zero on your touchtone telephone to reach an operator. As a reminder, this conference call is being recorded.

I'd now like to introduce your host for today's conference, Glenn Wiener. Please go ahead.

Glenn Wiener:
Thank you, (Kate), and good morning, everyone. Welcome to VOXX International's fiscal 2015 second quarter results conference call. Today's call is being webcast from our website, www.VOXXintl.com, and can be accessed in the investor relations section of the site. We also have a replay available or those who are unable to join us this morning.

We filed our form 10-Q and issued our press release yesterday after the market closed. And both documents can be found on our website, again in the investor relations section under SEC filings and news releases respectively.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Before turning the call over to Pat Lavelle, I'd like to remind everyone that accept for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our form 10-K for the fiscal year ended February 28th, 2014.

And at this time, I'd like to turn the call over to our president and CEO, Pat Lavelle.

Patrick Lavelle:	Thank you, Glenn. And good morning, everyone.

Despite the fact that product delays in the softer than expected second quarter sales have forced us to lower our guidance for fiscal '15, I wanted to start this call by saying we remain optimistic with our potential moving into next year. While we may have some temporary issues, we also have a lot of exciting programs nearly ready for launch as well as some potentially explosive opportunities as we explore new markets and execute contracts over the coming years. I'll discuss some of them in more detail after I review the quarter.

Sales came in at 177.3 million, 6.5 million lower than last year's second quarter. We were expecting sales to be flat with the prior year but the retail softness that I spoke about on our last call has continued, primarily affecting premium audio. On the other hand, our gross margins held, coming in at 29.5 percent, 10 basis points better than last year's second quarter.

On the cost side, our operating expenses were down a little over a half a million dollars or down 1.1 percent. And while we expect that expenses will increase over the year, we've taken steps to reduce that and now

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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expect to see increases of only 3 to 3.5 percent rather than the 4 to 5 percent I had previously guided to.

We reported operating income of 1.1 million versus 2.2 million in last year's second quarter and we reported a net loss of 2.7 million versus net income of 4.9 million. Note, however, in the fiscal '15 second quarter, we took a non-cash currency devaluation charge in Venezuela of approximately 6.7 million as the country continues to have issues and we have essentially stopped operating there. The non-cash charge is related to the devaluing of the Bolivar and has no impact on our operations or our cash flow. Additionally, in fiscal '14 second quarter, we had approximately 6.1 million in gains related to a class action settlement and recoveries from one of our customers, offset by 1.2 million in patent settlement fees. So, there are a lot of moving parts that affected the net income.

Let me now address the quarter so you can see what's driving our business and where we see opportunities for growth. First off, our automotive segment. Sales came in at 92.9 million, down 4 million compared to last year. The year-over-year decline is largely the result of program timing as we have some programs active in last year's second quarter which were not active this year -- one that was temporarily halted that we expect to resume in the third quarter. There was also roughly $1 million in sales in Venezuela in last year's second quarter that did not repeat this year as we have essentially shut down.

Domestic car sales continued to increase and our VOXX Hirschmann subsidiary is developing the next generation of content-rich, rear seat entertainment and the latest in antenna and tuner technology. Gross margins have increased, expenses are lower and operating income for the automotive segment is up for the comparable periods.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Our premium audio segment -- we reported sales of 39 million versus 40.8 million in last year's second quarter, down a little under 2 million, and due primarily to the 30 day delay of the introduction of our new Reference series speaker line. Our commercial business is increasing as our sales of sound bars, both of which are anticipated to be growth categories for us. Our new personal music systems are gaining traction, as well, and we continue to receive rave reviews for our in-ear headphones which are consistently ranked among the top performance headphones in the market.

Our margins, however, continue to come under pressure due primarily to product mix as sound bars and personal music systems grow to represent a larger percentage of sales. Additionally, over the past two quarters, we have been clearing out inventory of some of our older product lines to pave the way for the introduction of the new Reference series and we now believe that margins in this segment should begin to show improvement.

Our expenses were also up primarily in engineering and advertising as we geared up for the launch of the new Reference series, gaming headphones and personal audio. As I've indicated on previous calls, we are not anticipating growth in premium audio this year although margins should improve, expenses are coming down and we continue to expand distribution which should position us well as we move forward.

Within our consumer accessories segment, we reported sales of 45.2 million which is roughly in line with last year's second quarter. Margins were down a hundred basis points, though our core business is performing to plan. However, we had anticipated some growth due to the planned introductions of myris, our biometrics offering and the 360 degree action camera, initially slated for late 2Q shipment.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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We have delayed both launches as we tweak the software to deliver optimum performance from both of these new product categories. They are receiving high interest and acceptance from our distribution partners who are anxious to get them. We now expect to launch limited quantities of myris in November and our action camera starting in fiscal 2016 with the MicroFly smartphone attachment to follow.

The delays will impact our fiscal year sales by approximately $20 million which will of course require us to lower our guidance. However, we remain confident that both products will contribute to our top line performance in fiscal '16 and we're gearing up for an aggressive rollout. I also want to add that during the second quarter, we had higher engineering, marketing and overhead expenses to support these programs without the benefit of sales to offset them.

Bluetooth and wireless speakers, reception products and the launch of our 808 audio brand are all performing well domestically and we are experiencing growth in our international accessory brands as we gain additional distribution in Saturn retail stores and the Do-It-Yourself channel.

While we (have) anticipate first quarter sales being down, we did not have that anticipation built into the second quarter. A 6.5 million miss in 2Q combined with the impact of the delayed product launches leaves us with approximately 26 plus million in sales that will not materialize this year. Subsequently, we have lowered our sales guidance to approximately $800 million range. Regarding margins, we believe that we will meet or exceed the 29 percent guidance we previously indicated.

On the expense side, we had forecasted a 4 to 5 percent year-over-year increase. Through the first half of the year, expenses are up 1.8 percent and we have taken additional steps to bring overhead down without sacrificing sales-driven initiatives.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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For the fiscal year, and as I mentioned earlier, we are now expecting operating expenses to be up between 3 and 3-and-a-half percent exclusive of the impairment charge from last year. As a result, EBITDA for the year should be approximately $40 million and adjusted EBITDA approximately 47 million.

Now, before turning the call over to Mike, I would like to provide you with some updates on product development initiatives, new programs and the reasons for our optimism. Within automotive, mid-2016 fiscal, we begin a five-year contract with (Daimler) Benz for our new mobile multimedia tuner. This is the first contract for this level of product and we're in discussions with several OEMs now to offer them similar technology. We are also set to deliver a multimedia tuner to Jaguar Land Rover and that is slated to begin in 2015.

Our asset base tracking system is an area that we believe will fuel added growth. I've talked to you in the past about our intelligent antenna system and our partnership with AT&T. Our smart antenna system is a new product which is a solar-powered antenna with a 15-year lifespan that we have developed for logistics companies, retailers or any company looking to track assets or shipping containers worldwide. We will be showing our solar-powered antenna systems at Intermodal Europe in Rotterdam in November.

The VOXX Hirschmann team has signed a letter of intent creating a strategic partner with EchoStar's Sling Media where we will be integrating a Sling player directly into our rear seat entertainment products to bring the TV content you enjoy in your home directly into the vehicle. Consumers want to content they have at home on the road and our product will deliver the richest content of any rear seat entertainment system on the market.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Within consumer accessories, September selling indicates our retail partners are planning for good holiday season across the board for Bluetooth speakers, reception products and headphones. I am particularly excited about the potential that miyras has at the corporate enterprise level. Every day there are reports of data breaches that are in the millions and we believe that biometrics will provide the ultimate data security system.

I've already discussed the 360 action camera but I will reiterate that based on retailer response to our presentations, the growing size of the market, the action camera category will be a driver for us. We are planning aggressive promotions for the launch of this product as well as for the 360 MicroFly which is a smartphone accessory that will allow your smartphone to take 360 degree pictures and videos.

We showed new home automation systems from Schweiger and new Magnat headphones designed by Pininfarina at (ISA) in Europe. And based on early feedback, these too should do well as we continue development and roll out over the next year.

We continue to promote the (Clippy) brand with exciting promotions and sponsorships. And just yesterday, the Rock and Roll Hall of Fame announced our sponsorship with them that will begin in March of 2015. We will supply details as we get closer to that date.

And finally, our personal music systems and sound bars in the premium auto group are well-positioned at retail and they are posting strong sales. And our new Reference line should perform well through the holiday season and help improve overall margins in the category.

In summary, our story has not changed. We're investing in R&D, engineering and new product development with an eye on the future and we feel good with our prospects despite some of the headwinds at retail

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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and launch delays. We keep paying down debt and we'll continue to do so barring any acquisitions we may make.

At this point, I'll turn the call over to Michael for a more detailed financial review and then we will open it up for questions. Mike?

Charles Michael Stoehr:
Thanks, Pat. Good morning, everyone. We've already -- we have already provided a lot of detail around our second quarter performance. So, I'll focus my remarks on our six month results and balance sheet before we open up the call for questions. All comparisons are for the six month periods ended August 31st, 2014 and August 31st, 2013.

We reported net sales of 364.2 million versus 376.8 million, down 3.3 percent. Within this, the automotive segment was down 2.9 percent, premium audio was down 8.4 percent and consumer accessories were up 0.5 percent. Factors that impacted the results for the six month periods were very similar to our three month results but I'd like to add a few points.

In automotive, we saw a nice gain in our security aftermarket lines driven by new telematic product offerings and sales remote starts, the latter driven by a new program with Subaru, which started in our second quarter. Satellite radio fulfillment sales declined a bit or were offset by other fulfillment sales.

VOXX Hirschmann sales were down approximately 5.6 million. However, the decline is really more about timing, given the temporary shutdown of one of our programs which, as Pat noted, will resume again in our fiscal third quarter. This impacted our domestic OEM operations and it is certainly worth knowing that our international (business) Hirschmann was up driven by increases in both mobile tuners and antennas. Additionally, the year-over-year decline in Venezuela is

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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approximately 2 million. I will address Venezuela further in my remarks.

In premium audio, sales were down approximately 6.8 million with declines in Canada and in Europe as well as general softness at the retail domestically. During the first half of the year, we reduced certain inventories at lower than traditional margins in order to pave the way for the launch of new products, particularly our Reference series speakers. Our commercial speakers increased year-over-year as did sound bars and personal music systems.

Our business was positively impacted by growth overseas as both Schweiger and Oehlbach saw increases in sales for the comparable six month periods. Reception products grew nicely as did our 808 audio speaker lines and many of our newer Bluetooth (line of) speakers. Offsetting some of the increases were lower sales of some of our older (CG) products such as clock radios, digital voice recorders as well as traditional AV cables and other power product lines.

Our consolidated gross margins for the six months were up 200 -- were up 20 basis points, 29 percent versus 28.8 percent. We experienced a 230 basis point improvement in our automotive segment, a 330 basis point decline in premium audio and a 100 basis point decline in consumer accessories.

In our premium audio segment, margins have been coming down for several quarters as there are two factors. The first is product mix as we're selling more sound bars and music systems versus traditional audio systems and this will continue. However, the second piece is more to do with inventory management. As mentioned, we have been (dressing) our inventory in preparation for new product introductions. As a result, our margins have been lower than in the past. However, with the launch of our Reference series and other new products coming

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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to market this quarter, we should start to see gross margins in this segment moving upwards.

In our consumer accessory segment, margins have come down a bit again, mostly due to product mix. There has recently been certain cost improvements which will impact margins favorably going forward. We've had some added costs for new products, particularly for the EyeSee360 and myris product lines without revenues to offset this. We should see stability in margins and hopefully a little improvement as we move forward into the next year.

In regard to operating expenses, total expenses were up 1.8 million or 1.8 percent for the six month period. This is below our internal budget. And as Pat indicated, we have taken some steps to lower future overhead throughout the year.

Engineering labor was up 2.6 million, principally in Hirschmann; professional fees were up 700,000; advertising expenses were up 1.1 million; engineering and advertising directly correlate to the new product and programs we've introduced or have plans to introduce in the near future. This was offset by lower management salaries, occupancy costs and the result of our (inaudible) facilities and systems consolidation. And though salesman salaries were up, we've staffed up in anticipation of penetrating new markets.

Operating income was 672,000 versus 5.7 million, down roughly 5 million. Lower sales were principally the driver, partially offset by the improvements in our gross margins. As we mentioned on the last call, there was some big movements in other income and other expense lines which impacted net income.

We had approximately 600,000 decline on interest and bank charges for the bank obligations as we continue to pay down debt. Equity and

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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income of our equity (investing) related to our joint venture ASA improved by 134,000.

As we indicated earlier, we took a non-cash charge of 6.7 million representing the re-measurement of our -- of Venezuelan bonds as of August 31st, 2014. These bonds were initially issued to reset to the ongoing devaluation of the Bolivar rate versus the U.S. dollar.

During our second quarter, there were three conversion rates. The bonds were converted at one rate to reset the Bolivar amount and the dollar value was translated using a lower Bolivar rate. These bonds mature March 2015.

At this time in Venezuela, we have reduced our operations and our primary assets are only these bonds and property. The company provides no cash support to Venezuela in Venezuela today. There can be no assurances based upon the current situation there that there won't be further re-measurements or impairments which could impact the company's financials. Other net primarily included net foreign currency gains of 365,000, interest income of 138 and (invested) income of 591,000 for fiscal 2015 six month period.

As I mentioned the first quarter for the fiscal 2014, we had received 5.2 million in class action settlement, 900,000 related to recovery of funds from Circuit City that previously had been written off by (flips) prior to our acquisition, offset by accrual of 1.2 million for estimated patent settlements with certain third parties. The (variants) in other net for this two six month period was 4.4 million.

As a result of lower operating income, specifically the impact of other net income and expenses, we reported a net loss of 2.2 million or a loss of 9 cents per diluted share. This compares to a net income of 7 million or a net income per diluted share of 0.29. Just to give a little clarity,

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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without the Venezuela charge, we would've reported pretax income for the six months of 2.6 million.

As for EBITDA, reported EBITDA of 7.1 for the six month -- for fiscal 2015 six month period as compared to 26.6 million for the comparable period of fiscal 2014. On an adjusted basis, without the Venezuela charge, EBITDA would've been 13.8 million versus 19.2 million adjusted last year. The effective tax rate for the six month ended August 31st 2014 was a tax benefit of 46.3 percent as compared to a provision for income taxes of 35.5 percent in last year's six month period.

Now for our balance sheet. Our cash position as of August 31st, 2014 was 9.4 million versus 10.6 million as of February 28th, 2014. The company continues to monitor its inventory position and inventory as of August 31st, 2014 was 153.8 million versus 174.5 million as of August 31st, 2013.

Our total debt as of August 31st, 2014, which is inclusive of all mortgages and capital leases, stood at 102.1 million compared to 115.5 million as of February 28th, 2014, an improvement of 13.2 million, as compared to 132.8 million as of August 31st, 2013, a year-over-year improvement of 7 million.

Our domestic bank obligations were 74 million as of August 31st, 2014. This compares to 88 million as of February 28th and 108 million as of August 31st, 2013. As of today, our bank debt is 89 million with availability of 111 million. We are now moving into the company's high point of borrowings, preparing for our fiscal third quarter which includes the holiday season. Last year at this high point, our bank borrowings were 118.3 million.

Free cash flow now with lowered sales guidance is expected to be approximately 26 million. Our CAPEX estimates remain unchanged at

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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12 to 13 million this fiscal year, barring any changes in our facility structures.

To summarize our guidance, we now anticipate sales of approximately 800 million due to delay of launches and second quarter retail softness. Gross margin estimates remain unchanged at 29 percent and we've lowered overhead for the year versus our plan and now anticipate operating expenses will increase 3 to 3-and-a-half percent versus prior guidance of 4 to 5 percent. EBITDA adjusted for the Venezuela, which is not a cash item, should come in at approximately 47 million.

I will reiterate past comments about our outlook. Yes, there are a few factors which caused us to lower our numbers this year, but our outlook and ability to grow organically next year looks promising.

And at this time, we'll be ready to take questions. Pat?

Patrick Lavelle:	Thank you, Mike. And operator?

Operator:
Ladies and gentlemen, if you have a question at this time, please press star then the number one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from the line of Sean McGowan with Needham & Company. Your line is open.

Sean McGowan:
Morning, gentlemen. Thank you. I have a couple questions. The first two have to do with trying to get a sense of the size or the magnitude of some of these timing items. So, the suspension of the program and the, you know, the delay in -- the 30-day delay in (area) Reference. Can you give us just some ballpark figure about how much that (accounts) for the adjustment in revenue or the shortfall in the (second)?

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Patrick Lavelle:
Well, when I look at the automotive business, the one program was temporarily halted due to one of our manufacturers having to relook at all their quality issues. And that probably -- I'd have to look but that would be in the 2 to 3 million plus range over the period of time that we've been halted. With the...

Sean McGowan:	And do you expect to get all of that back, you know, what, by the end of the fiscal year?

Patrick Lavelle:	No, we don't expect to get all of that back by the fiscal. What we expect is that we will resume shipments of those products within our third quarter pending approval by the manufacturer.

Sean McGowan:	OK. So, there was some net loss to this fiscal year anyway of...

Patrick Lavelle:	Yes, that's...

Sean McGowan:	As there is to them, right? I mean, they're not selling vehicles, so...

Patrick Lavelle:
That's exactly right. The other is I'd have to look to give you, but it's -- you know, it was obviously a delay of a launch. We lost one month's worth of sales where we would've had some sell-through, where we would've had some reorders within the quarter. That's a little bit harder number to nail down. But based on the sizes of the launch, it -- you know, it could've been a million dollars. But I really would have to check that.

Sean McGowan:	OK. Would you anticipate being able to get that back, you know, once the...

Patrick Lavelle:
Well, depending on how the program is, you know, (sales through) at Christmas, the reception has been good so far. So, we're confident that, you know, the numbers that we're projecting will come in. If we see some pick up in the Christmas business over years past, then yes, there could be some upside to those numbers.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Sean McGowan:
OK. And then another question -- I can imagine you being quite hesitant to get too specific on the timing. But is the delay in the 360, is -- do you expect that to be, you know, very, very early in the -- in fiscal '16? Or is it still a big...

Patrick Lavelle:
Yes, well, you know, what -- I can tell you, what we're looking to do is we need to tweak some of the software. All of these products, whether it be myris or the 360, have to interface with other hardware. And making sure that it's seamless, it works properly, there's no glitches requires a tremendous amount of testing.

And we -- you know, both of these products are very important. We think they're very, very unique. The response that we've gotten to-date from our retail customers has been very, very good and we want to make sure that when we introduce, the products are working properly, you know, free of glitches and we're taking some extra time to make sure that happens. But we believe with the importance of this -- of these -- of both of these launches, that's a prudent, prudent step.

Sean McGowan:	Right. OK, thanks. And then I just would like a couple questions for Mike, then. When you were giving those margin trend commentary, that was for the six months?

Charles Michael Stoehr:	Yes.

Sean McGowan:	You know, but in the (various) segment. Would you mind repeating them? Because I didn't catch all them.

Charles Michael Stoehr:	Sure. Hang on a second.

Sean McGowan:	And then while you're looking that up, my final question was what drove that effective tax rate? I know it's a benefit, but what drove that higher?

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Charles Michael Stoehr:	The calculation is that the Venezuelan bonds impact -- we did have some taxes. They actually paid taxes in Europe and we had a higher loss in the U.S.

Sean McGowan:	Yes, that's what I figured, OK.

Charles Michael Stoehr:
And I want to point out to you, when you look at the Q so that everybody's aware of this, that we had a favorable settlement with the IRS and there will be a lot of tax credits coming through the financial statements in the third quarter.

OK, for the -- for the -- on the gross margin that we talked about...

Patrick Lavelle:	(This one)?

Charles Michael Stoehr:
I have it. Basically, I said the margins were up for the six months 29 versus 28.8 percent; 230 basis points in automotive segment increased, 330 basis point decline in premium and a hundred basis point decline in consumer accessories.

Sean McGowan:	Great. Thank you very much.

Charles Michael Stoehr:	You're welcome.

Operator:	Our next question comes from the line of Rob Stone with Cowen & Company. Your line is open.

Rob Stone:	Hi, guys. I have a few questions, as well. Following up on the -- on the gross margins, can you say what in particular drove the strength in the automotive gross margin? And is that sustainable?

Patrick Lavelle:
Yes, we believe based on our (booked) business it is sustainable. The -- it's really coming from the production facilities being more efficient where we've adjusted overhead within our domestic operation. Last year, we had geared up for a second shift and that increased overhead within the facilities. We've now been able to rationalize that and bring

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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down overhead within the production facilities, both domestically and within our international operations. And that's what's driving the better margin.

Rob Stone:
OK. A second margin question -- in premium audio, you noted that the -- there was a mix impact from sound bars and personal music systems. How much lower, roughly, are the -- are the margins for those products versus the (second) margin?

Patrick Lavelle:	I'm not going to get into specifics. But...

Rob Stone:	OK.

Patrick Lavelle:
Obviously within the high-end audio sector, the premium audio sector, the high-end audio margins generally run better. When we look at sound bars, we look at music systems, they tend to operate more like consumer electronic products than premium audio products. And therefore, the margins skew a little bit lower.

So, that combined with the fact that we have pulled during the quarter -- last two quarters, we pulled back on our sales to clear the shelves of existing products so we can make way for the Reference series, that made the situation even worse. But now that we have the Reference series and we're introducing our new Jamo Concert series, we'll see our mix skew a little bit better to where margins should improve.

Rob Stone:
So, can you -- can you characterize, you know, is that going to be a big improvement, a few basis points? You know, overall in the blend, auto margins were up more than 200 basis points in the first six month.

Patrick Lavelle:	I would -- you know, I would look to see a couple hundred basis points improvement within that sector.

Rob Stone:	OK. With respect to the -- to the action camera, I think you had talked in the past about having a fair amount of promotional spending

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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associated with the launch of that. And I know the exact launch timing may still be to be determined.

Patrick Lavelle:	Yes.

Rob Stone:	But should we be looking for, you know, seasonally some kind of an unusual first half level of expenses around the launch? Can you say at least whether it's first half, second half of fiscal '16?

Patrick Lavelle:
It'll be -- it was always in the second half, OK? So, basically, you know, our second half numbers, as far as promotion marketing and things like that shouldn't change for the later introduction. You know, our plan is to introduce this either late in our fiscal '15 or early in our fiscal '16. So, really launch expenses, things like that, will still fall into this year.

Rob Stone:	OK. I thought in your prepared remarks you'd -- you had suggested that the myris was coming out in limited quantities but the camera wouldn't be out until the next fiscal year.

Patrick Lavelle:	That's March. And if we introduce on March 1st, the expenses will fall into this current fiscal year.

Rob Stone:	Yes, OK. And just a final question for Michael, with respect to the -- to the tax rate, how should we think about an effective tax rate for the -- for the balance of the year?

Charles Michael Stoehr:	In the Q, the (latest) Q and the subsequent events, there'll be a $5.9 million credit coming through in the third quarter.

Rob Stone:	OK.

Charles Michael Stoehr:	Plus interest. And then you can use -- in the fourth quarter you can use 36 percent.

Rob Stone:	Great, thank you.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Charles Michael Stoehr:	You're welcome.

Patrick Lavelle:	You're welcome.

Operator:	Our next question comes from the line of Steve Dyer with Craig-Hallum Capital. Your line is open.

Greg Palm:
Hey, guys. It's actually Greg Palm on for Steve. Thanks for taking our questions. First, was hoping, you know, maybe you could elaborate a bit more on the two major product launches coming up -- kind of what are you thinking about for revenue contribution for the combination in fiscal year '16 and kind of how are you launching each of those? Are they both with retail partners or is the myris initially launching just with enterprise?

Patrick Lavelle:
Well, and obviously what we were looking at this year was somewhere around $20 million in sales that we would have with both products. As we get into a full year's worth of sales, that's going to be a different number. So, at this point, we don't have that budgeted so I'm not going to venture to put a number out there.

But as far as myris is concerned, the product is going to launch at first with retail. We do have a number of retail customers who are interested in carrying it. And our limited launch will go to retail at first and then obviously we'll expand as we close contracts with some enterprise operations.

Greg Palm:	And is your expectation that the action cam will launch with an exclusive retail partner or will there be several partners with that launch?

Patrick Lavelle:	At this point, most likely it will be several.

Greg Palm:	Several, OK.

Patrick Lavelle:	Yes.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Greg Palm:
Just one last one -- you talked about kind of clearing out old inventory in premium audio. Do you feel like you finished that or should we expect a little bit more margin pressure from the inventory clear-outs here?

Patrick Lavelle:
Yes, no, it's -- basically what we were doing is we were getting ready for the launch of the new Reference series. So, it was making sure that our customers cleared their shelves and we cleared whatever inventories we have left. We don't have any old inventory laying around. Instead of giving markdown money, just allowed the accounts to just sell through. We didn't ship much of the older product into them so that they can clear their shelves and get ready for the launch, and that's exactly what happened.

Greg Palm:	OK, thanks. That's all for us.

Patrick Lavelle:	OK.

Operator:	Our next question comes from the line of Scott Tilghman with B. Riley. Your line is open.

Scott Tilghman:
Thanks. Good morning. I have a few things to run through. You know, first, Pat, on the auto side, wondering if you can maybe talk about programs that you're pursuing at this point just in broad terms that obviously aren't factoring into the numbers. You gave us a few examples of what is coming up, but, you know, maybe the ones that you're pursuing. And related to that, unless I missed it, I don't think you called out anything on the OBD programs; wondering if there are any updates there.

Patrick Lavelle:
OK. Well, I'll start with the, you know, the traditional OE business. We continue to win new contracts for antennas as a natural progression of our business. The tuner business is one where obviously you've heard me mention about the Mercedes Benz and the Jaguar Land Rover

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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program. These are -- this is a technology that we believe many of the car manufacturers will gravitate to. We have had some requests from other companies to look at developing systems for them.

We are also in conversation with existing partners in this technology to possibly look at other or additional radios. So, these are ongoing discussions with current customers that we do business with -- maybe not in this particular product, but ones that we have relationships with that would feel comfortable moving in our direction if they -- if they think this technology is something for them.

As far as the OBD, we have it placed in about 20,000 retail locations at this particular point. We've got the Walmart program under the TracFone brand. And we are talking to a number of additional insurance companies that will offer discounts for, you know, driver scoring or user-based insurance.

Scott Tilghman:	How far along do you feel you are in those discussions?

Patrick Lavelle:
You know, we've had -- we've been having discussions with one large insurance company for quite some time. We have the American General -- we have the American Insurance Company, we have the General, we have Liberty Mutual. So, I think we -- we're in good position to announce another one.

Scott Tilghman:
On the consumer accessory side, you know, I noticed in the Q you called out some weakness in older categories like clock radios and digital voice recorders. It seemed to me you had, you know, largely exited a lot of those legacy products. So, the question is, you know, what's left there that really doesn't make sense, given, you know, the strategy of, you know, updated products and more premium products across the three -- the three operating segments going forward?

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Patrick Lavelle:
What we have in line -- we've pretty much done clearing the line out of end of life product. We'll continue to sell clock radios and we'll continue to sell other products within -- you know, within the accessory group. However, the newer products, you know, our reception products do very, very well; we lead the market in the United States. Our Bluetooth speakers, outdoor speakers which are streaming audio are doing very, very well. So, that's offset a lot of the end of life programs.

But it's -- you know, we don't expect sales of certain categories to really increase. But we don't believe they're at end of life. They still generate significant business for us; they still generate good margin for us. So, they will stay in the line. But they're not ones that really would be growing. Pretty much the close-out of lines that have reached end of life, as I've indicated on last calls, you know, the big (shocks) of lost revenue there are pretty much gone and pretty much over.

Scott Tilghman:
On the -- on the retail distribution side, one of your partners clearly is against the ropes, you know, scrambling for financing just to get their inventory in front of the holidays. Is there any risk there to you? And then I'll just throw in my last question now, and that is, Mike, I don't think you called out a year-end debt target. I was wondering if there is one.

Charles Michael Stoehr:	Yes, there is. We're looking between 55 and 60 million on the commercial bank (lines).

Patrick Lavelle:	OK, and to answer your question, I don't believe as they move into Christmas and past Christmas, I don't believe that we are in a position where we have much risk with that account.

Scott Tilghman:	Thank you.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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Charles Michael Stoehr:	And that -- by the way, that's the -- that's the commercial bank (lines); you've got to add to that your mortgages and the debt overseas, which is in the 10-Q.

Scott Tilghman:	Right.

Charles Michael Stoehr:	OK?

Scott Tilghman:	Yes, thank you.

Charles Michael Stoehr:	You're welcome.

Patrick Lavelle:	OK, Scott.

Operator:	Once again, ladies and gentlemen, if you do have a question at this time, please press star then the number one key on your touchtone telephone.

Our next question comes from the line of (Dmitri Gino) with (Neustar). Your line is open.

(Dmitri Gino):
Hi, good morning. I was wondering if you can comment a little bit on the competitive environment for the action cameras. It seems like there's quite a few 360 products that are coming to market or being introduced as we speak. Maybe the (field) was a lot less crowded earlier in the year, but it seems like there's more and more products coming. And so, just wondering if you can sort of comment on that competition.

Patrick Lavelle:
OK. Well, you know, obviously we see all the 360 cameras that are slated to be introduced. We don't believe there's, at this particular point in time, any 3D or 360 degree technology that will come -- actually come to market prior to us. We've seen the statements by some of the other companies; we've seen the product and we know the challenges that they'll be faced as they interface their products into other hardware that would have to be used along with it.

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VOXX International Corp.	VOXX	Q1 2015 Earnings Call	Jul. 11, 2014
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So, we're pretty confident that our system, which, you know, is not (stitch) screens and things like that; our IP is strong. Our camera works very well. The -- obviously the software development is around having it work seamlessly with some of the other hardware. So, yes, there's 360 stuff being talked about, but I believe we'll be the first to market with it.

(Dmitri Gino):	Thank you.

Patrick Lavelle:	You're welcome.

Operator:	And I'd like to turn the call back over to management for closing remarks.

Patrick Lavelle:
Well, if there are no more questions, again, it was a challenging quarter, there's no question. The surprise we've gotten from Venezuela was certainly not welcome. However, the company's core business is intact; our management teams are deep experienced within each one of the subsidiaries that we have. And we have within each group a number of new products that I believe that will carry us as we move into next year and give us organic growth. We continue to look at acquisitions that make sense for us that would strengthen any one of the segments that we're in. So, with all the things that we have going on, we remain -- we are very optimistic about what we see as the potential of this company.

I want to thank you for your time this morning and your support of VOXX. Have a good afternoon.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a good day.

Patrick Lavelle:	Thank you.

END

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